Exhibit 4.(a).52

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 39

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

Amendment of Article 75

1.	At the end of sub-section 75.10 (c) shall come:
”	“Voice Mail”- a device or mechanism that is part of the MRT system, that is meant to allow the calling Subscriber to leave a voice message for the receiving Subscriber.”

2.	After sub-section 75.10 (c) shall come:

”	(d)	For a call that is transferred to Voice Mail, the Licensee shall play an introductory recorded message to the calling Subscriber, that is at least 2 seconds long (in this sub-section-“a Message”), and will allow the calling Subscriber, in accordance with his choice, to disconnect the call without a charge, in the course of the Message, or within a reasonable amount of time that will not be less than 1 second after its termination (“Reasonable Time”). In this case, the timing of the execution of the call with the receiving Subscriber shall be as set forth in sub-section (c) above, as occuring after a reasonable time.

The Message text shall be “the call is being transferred to voice mail” and it shall be played in a clear manner and a reasonable pace.

In this sub-section, “a call that is transferred to voice mail”- except for a call that originated in the International Bezek system”.

Commencement

3.	The amendment shall be effective as of 7 January 2007.

(6 November 2006)

(sgd) —————————————— Mordechai Mordechai Director-General	(sgd) —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing